Exhibit 2.2
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of May 15, 2009 by and among Bio-Imaging Technologies, Inc., a Delaware corporation (“Parent”), BioClinica Acquisition, Inc., a Delaware corporation and direct wholly-owned Subsidiary of Parent (“Merger Sub”), and etrials Worldwide, Inc., a Delaware corporation (the “Company”), and amends that certain Agreement and Plan of Merger made and entered into as of May 4, 2009 by and among Parent, Merger Sub and the Company (the “Agreement”). All capitalized terms that are used in this Amendment and not defined herein shall have the respective meanings ascribed thereto in the Agreement.
RECITALS
WHEREAS, Parent and the Company deem it advisable to amend the Agreement to provide for the matters hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:
AGREEMENT
1. Amendment.
Section 1.3(a) of the Agreement is hereby amended and restated as follows:
“Treatment of Options and Restricted Stock. (a) Each option to purchase Shares of Company Common Stock granted under any Company Plan (collectively, the “Options”) that is outstanding and unexercised (whether or not then exercisable), shall become fully vested and exercisable immediately prior to the Effective Time, and to the extent not exercised, shall be canceled at, the Effective Time, and the holder thereof shall, subject to Section 1.3(c), be entitled to receive an amount in cash equal to the product of (i) the excess, if any, of (1) the Cash Value of the Offer Price, over (2) the exercise price per share of Company Common Stock subject to such Option, and (ii) the total number of shares of Company Common Stock subject to such fully vested and exercisable Option as in effect immediately prior to the Effective Time (the “Option Consideration”) that have not been exercised. The Option Consideration shall be paid in a lump sum within five (5) Business Days following the Effective Time. No later than five (5) days prior to the Effective Time, the Company shall notify all holders of Options (“Option Holders”) that such Options will become fully vested and exercisable immediately prior to consummation of the Merger and the Options will be canceled in exchange for the right to receive the Option Consideration if not exercised prior to the Effective Time. No Option Consideration will be paid with respect to any Option that has an exercise price equal to or greater than the Cash Value of the Offer Price.”
Section 2.1(a) of the Agreement is hereby amended and restated as follows:

“Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:
(a) subject to Section 2.2, each Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), including Shares subject to vesting or other restrictions, shall be converted into the right to receive the greater of (i) (A) $0.15, net to the holder in cash without interest (the “Cash Consideration”), plus (B) 0.124 (the “Common Exchange Ratio”) of a validly issued, fully paid and non-assessable share of Parent Common Stock, plus (C) 0.076 (the “Preferred Exchange Ratio”) of a validly issued, fully paid and non-assessable share of Parent Preferred Stock (the “Stock Consideration”), and (ii) the highest price per Share paid pursuant to the Offer, in the same form of consideration so paid (the greater of clauses (i) and (ii), the “Merger Consideration”); and”
Section 4.3(c) of the Agreement is hereby amended and restated as follows:
“As of the date of this Agreement, except as set forth in clauses (a) and (b) of this Section 4.3: (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (C) options or other rights to acquire from Parent, or any obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (collectively, “Parent Securities”); (ii) there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of Parent to which Parent is a party.”
Section 8.3(b) of the Agreement is hereby amended and restated as follows:
“In the event that this Agreement is terminated by the Company pursuant to Section 8.1(f) or by Parent pursuant to Section 8.1(g), then the Company shall pay Parent a fee equal to Three Hundred Thousand Dollars ($300,000) (the “Termination Fee”), plus reimbursement of reasonable out of pocket expenses up to Two Hundred Thousand Dollars ($200,000), by wire transfer of same day funds to an account designated by Parent within two (2) Business Days following termination of this Agreement. The Company acknowledges that the agreement contained in this Section 8.3(b) is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, Parent would not enter into this Agreement.”
2. Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile or portable document format (.PDF)), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
3. No Other Amendment. Except as modified by this Amendment, the Agreement shall remain in full force and effect in all respects without any modification. By executing this Amendment below, Parent, Merger Sub and the Company certify that this Amendment has been executed and delivered in compliance with Section 8.4 of the Agreement.

4. Severability. In the event that any provision of this Amendment or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
5. Titles. All titles used in this Amendment are used for convenience only, do not form a part of this Amendment and shall not affect in any way the meaning or interpretation of this Amendment.
6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent and the Company have executed, or caused this Amendment to be executed, all as of the date first written above.

PARENT: BIO-IMAGING TECHNOLOGIES, INC.
By:	/s/ Mark L. Weinstein
	Name:	Mark L. Weinstein
	Title:	President and Chief Executive Officer

MERGER SUB: BIOCLINICA ACQUISITION, INC.
By:	/s/ Mark L. Weinstein
	Name:	Mark L. Weinstein
	Title:	President and Chief Executive Officer

COMPANY: ETRIALS WORLDWIDE, INC.
By:	/s/ M. Denis Connaghan
	Name:	M. Denis Connaghan
	Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]